FOR IMMEDIATE RELEASE Media: Melissa Zona (314) 674-5555 Investors: Susannah Livingston (314) 674-8914	575 Maryville Centre Drive St. Louis, MO 63141, USA www.solutia.com

Solutia Adds Edgar G. Hotard to the Board of Directors

ST. LOUIS, Feb. 28, 2011 -- Solutia Inc. (NYSE: SOA), a market-leading performance materials and specialty chemicals company, today announced that it has elected Edgar G. Hotard to the company’s Board of Directors and increased the total number of directors to nine. Hotard is currently a senior advisor for Monitor Group, specializing in multinational corporate development in Chinese markets, as well as commercial and government entrepreneurship in Asia.

Hotard retired in 1999 as president and chief operating officer of Praxair, Inc., a leading producer and distributor of specialty gases. Under his leadership, Praxair’s global sales more than doubled to $5 billion, and the company executed a successful expansion into the Asia-Pacific region. Prior to Praxair, Hotard served as vice president of Union Carbide Corporation and held various executive leadership roles there, including general manager of industrial gases and director of international business development and strategic planning.

In addition to Solutia’s Board of Directors, Hotard serves on the boards of Albany International Corporation and Global Industries, Ltd. Hotard will serve as a Class I director for a term that will expire at the 2012 annual meeting of shareholders.

Additional information about Solutia’s Board of Directors is available at www.solutia.com.

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Notes to Editor:  SOLUTIA and the Radiance Logo™ and all other trademarks listed below are trademarks of Solutia Inc. and/or its affiliates.

Corporate Profile
Solutia is a market-leading performance materials and specialty chemicals company. The company focuses on providing solutions for a better life through a range of products, including: Saflex® polyvinyl butyral interlayers for glass lamination and for photovoltaic module encapsulation and VISTASOLAR® ethylene vinyl acetate films for photovoltaic module encapsulation;  LLumar®, Vista™, EnerLogic™, FormulaOne®, Gila®, V-KOOL®, Hüper Optik®, IQue™, Sun-X® and Nanolux® aftermarket performance films for automotive and architectural applications; Flexvue™ advanced film component solutions for solar and electronic technologies; and technical specialties products including Crystex® insoluble sulfur, Santoflex® PPD antidegradants, Therminol® heat transfer fluids and Skydrol® aviation hydraulic fluids. Solutia’s businesses are world leaders in each of their market segments. With its headquarters in St. Louis, Missouri, USA, the company operates globally with approximately 3,300 employees in more than 50 worldwide locations. More information is available at www.Solutia.com.

Source: Solutia Inc.
St. Louis
02/28/2011